EXHIBIT 12


                        THE OHIO BELL TELEPHONE COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Millions)

                                                                             For the Year Ended December 31,
                                                                      1994       1993       1992      1991       1990
                                                                      ----       ----       ----      ----       ----
1.  EARNINGS

    a)     Income before interest cost, income
           tax, extraordinary charge and
           cumulative effect of change in
           accounting principles  . . . . . . . . . . . .           $274.1     $446.9     $432.0    $405.5     $407.1

    b)     Portion of rental expense representative
           of the interest factor . . . . . . . . . . . .              1.7        2.2        2.6       4.0        5.4
                                                                    ------     ------     ------    ------     ------

             Total 1(a) through 1(b)  . . . . . . . . . .           $275.8     $449.1     $434.6    $409.5     $412.5
                                                                    ======     ======     ======    ======     ======


2.  FIXED CHARGES

    a)     Total interest deductions including
           capital lease obligations  . . . . . . . . . .           $ 63.6     $ 62.2     $ 66.1    $ 80.6     $ 76.3

    b)     Portion of rental expense representative
           of the interest factor   . . . . . . . . . . .              1.7        2.2        2.6       4.0        5.4
                                                                    ------     ------     ------    ------     ------

             Total 2(a) through 2(b)  . . . . . . . . . .           $ 65.3     $ 64.4     $ 68.7    $ 84.6     $ 81.7
                                                                    ======     ======     ======    ======     ======


3.  RATIO OF EARNINGS TO FIXED CHARGES  . . . . . . . . .             4.22       6.97       6.33      4.84       5.05
                                                                    ======     ======     ======    ======     ======



(1) The Company considers one-third of rental expense to be the amount representing return on capital and therefore it must be included in fixed charges.

(2)      Interest cost includes capitalized interest expense.

(3) Earnings have not been adjusted to reflect the timing of dividends received and equity in earnings of unconsolidated affiliates as the effect on an annual basis has been insignificant.







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